Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 1, 2021, with respect to the consolidated financial statements of First Midwest Bancorp, Inc. incorporated by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Old National Bancorp (file No. 333-257536).

/s/ Ernst & Young LLP

Chicago, Illinois
July 23, 2021